Exhibit 10(a)50

2007 EQUITY OWNERSHIP AND LONG TERM CASH INCENTIVE PLAN
 OF ENTERGY CORPORATION AND SUBSIDIARIES
(Effective for Grants and Elections On or After January 1, 2007)

Certificate of Amendment

Amendment No. 1

THIS INSTRUMENT, executed this 23rd day of December, 2006, but made effective October 26, 2006, constitutes the First Amendment of the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, effective for Grants and Elections on or after January 1, 2007 (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

Pursuant to Section 11.1 of the Plan, the Plan is amended as follows:

An Addendum is added at the end of this Plan to read as follows:

ADDENDUM

Notwithstanding any other Plan provision to the contrary, the Plan changes set forth in the attachment to this Addendum shall apply to all Participant deferral elections made on or after October 26, 2006.

IN WITNESS WHEREOF, the Personnel Committee has caused this First Amendment to the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries to be executed by its duly authorized representative on the day, month, and year above set forth.

PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ William E. Madison
WILLIAM E. MADISON
Senior Vice-President,
Human Resources and Administration

ATTACHMENT TO ADDENDUM

AMENDMENTS TO 2007 EQUITY OWNERSHIP
AND LONG TERM CASH INCENTIVE PLAN
 OF ENTERGY CORPORATION AND SUBSIDIARIES
(Effective for Grants and Elections On or After January 1, 2007)

The following Plan changes apply to Participants’ deferral elections made on or after October 26, 2006:

1.
Payment of Deferral Accounts at Separation from Service.  The payment of all deferral accounts under the Plan will commence upon a Participant’s separation from service on account of retirement, death or other termination of employment or, if applicable, after the six-month hold period has ended.  The deferral form the Participant executes will stipulate that payment will commence upon the earlier of the Participant’s chosen deferral receipt date or separation from service, subject to the six-month hold period, as applicable.

2.
No Successive Deferrals for Retirees.  Future retirees may not defer commencement of receipt of their deferral account balances beyond separation from service or after the six-month hold period, if applicable.

3.
FICA And Medicare Taxes on Performance Unit Deferrals. The Employer shall deduct FICA and Medicare taxes from performance unit awards to Participants who elect to defer 100% of their awards under the Plan.  The net amount of the award will be deferred.

4.
Deemed Investment of Account Balance during Six-Month Hold Period. To the extent Code Section 409A requires a six-month hold on any deferred account balances otherwise payable to “key employees” upon separation from service, during this six-month hold period all amounts already deferred under the Plan will be deemed invested in the deemed investment funds under the Plan or the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (“EDCP”), as chosen by the Participant, and those deemed investment choices may be changed in accordance with the terms of the Plan or EDCP, as applicable.